Exhibit 10.2

ION Geophysical Corporation

Amended and Restated 2013 Long Term Incentive Plan

RESTRICTED STOCK AGREEMENT

1.Grant of Restricted Stock Shares. The grant of the stock under this Agreement by ION Geophysical Corp. (the "Company") is made subject and pursuant to the terms of the Amended and Restated 2013 Long Term Incentive Plan (the "Plan") for directors, employees and consultants of the Company. This Restricted Stock and its release are subject in all respects to the terms as set forth in the Plan, a copy of which is attached hereto, and to any rules promulgated pursuant to the Plan by the Committee. Capitalized terms not otherwise defined herein are as defined in the Plan.
2.    Term of Award. The period of restriction of this Restricted Stock will commence on the Date of Grant and will terminate on the date that is three years from the Date of Grant.
3.    Dividends and Voting Rights. The Participant shall not be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period. The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited such shares of Restricted Stock.
4.    Deposit of Shares of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant and shall be deposited for custody by the Company, as directed by the Committee or in the Company’s discretion, until all restrictions on such Restricted Stock have lapsed.
5.    Transfer and Forfeiture of Shares. If the Participant’s Date of Termination (as defined below) does not occur during the Restricted Period with respect to shares of Restricted Stock, then, at the end of the Restricted Period for such shares, the Participant shall be fully vested in those shares of Restricted Stock, and shall own the shares free of all restrictions imposed by this Agreement. Furthermore, in addition to the vesting schedule set forth in paragraph 6 below, the Participant shall become vested in the shares of Restricted Stock awarded hereunder (to the extent not already vested), and become owner of such shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:
(a)    The Participant shall become fully vested in all of the shares of Restricted Stock as of the Participant’s Date of Termination prior to the end of the Restricted Period, if the Participant’s Date of Termination occurs by reason of the Participant’s death or Disability (as that term is defined in the Plan).
(b)    The Participant shall become fully vested in the shares of Restricted Stock upon a Change in Control (as that term is defined in the Plan).
Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in

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Exhibit 10.2

such shares. Except as otherwise provided in this paragraph 5, if the Participant’s Date of Termination occurs during the Restricted Period, the Participant shall forfeit the then unvested shares of Restricted Stock as of the Participant’s Date of Termination.
6.    Vesting Schedule. All restrictions shall lapse with respect to the number of shares of Restricted Stock awarded hereunder on the dates set forth below, if the Participant’s Date of Termination does not occur prior to such date(s):

(a)	33% shares on the first anniversary of the Grant Date;

(b)	33% shares on the second anniversary of the Grant Date; and

(c)	the remaining shares on the third anniversary of the Grant Date.
7.    Definitions. For purposes of this Agreement, the terms used in this Agreement shall have the following meanings:
(a)    Change in Control. The term “Change in Control” shall have the meaning assigned to such term in Section 7.7 of the Plan.
(b)    Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
(c)    Disability. The term “Disability” shall have the meaning set forth in Section 1.2 of the Plan.
(d)    Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
8.    Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

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Exhibit 10.2

9.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.
10.    Plan Governs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.
11.    Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.
12.    Tax Requirements. The Company shall have the right to deduct any federal, state, or local taxes required by law to be withheld with respect to the award of Restricted Stock made hereunder. The Participant shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock.
13.    Legend. Each certificate representing shares of Restricted Stock issued to the Participant shall bear a legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered by the Participant upon demand by the Company and so endorsed):

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

ION GEOPHYSICAL CORPORATION:

/s/ Jamey S. Seely
Jamey S. Seely
Executive Vice President, General Counsel
and Corporate Secretary

Address for Notices:    ION Geophysical Corporation
Legal Department
2105 CityWest Blvd., Suite 400
Houston, Texas 77042

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